ASSET AND STOCK PURCHASE AGREEMENT By and Among Infrax Systems, Inc., And FutureWorld Corp. Dated: February 27 2015

Table of Contents

Page

ARTICLE I PURCHASE AND SALE OF ASSETS AND STOCK	3
1.1 Sale of Assets	4
1.3 Excluded Assets	6
1.4 Closing Date.	6
1.5 Buyer’s Purchase Price/Additional Consideration Tendered by Seller.	6
1.6 Seller’s Deliveries.	7
1.7 Buyer Other Deliveries	8
Article II REPRESENTATIONS AND WARRANTIES	9
2.1 Representations of Seller.	9
2.2 Representations of Buyer.	12
Article III CONDITIONS PRECEDENT TO BUYER’S PERFORMANCE	12
3.1 Conditions.	12
3.2 No Misrepresentation or Breach of Covenants and Warranties.	12
3.3 No Changes or Destruction of Property.	13
3.4 No Restraint or Litigation.	13
Article IV TERMINATION, FURTHER ASSURANCES AND INDEMNITY	13
4.2 Methods of Termination.	13
4.3 Procedure Upon Termination.	14
4.4 Further Assurances.	14
4.5 Indemnity.	14
4.6 Sales Tax.	15
Article V MISCELLANEOUS	15
5.1 Expenses.	15
5.2 Headings.	15
5.4 Modification and Waiver.	15
5.5 Counterparts.	16
5.6 Rights of Parties.	16
5.7 Notices.	16
5.9 Governing Law.	16
5.10 Successors and Assigns.	16
5.11 Construction.	17
5.12 Survival	17

ASSETS AND STOCK PURCHASE AGREEMENT

THIS ASSETS AND STOCK PURCHASE AGREEMENT is entered into as of February 27, 2015, (the “Agreement”), by and among FutureWorld Corporation, a Delaware Corporation (referred to by name, “FWDG” or as “Seller”), and Infrax Systems, Inc., a Nevada corporation (referred to as “”Corporation,” “IFXY”, or “Buyer” and jointly referred to as the “Parties”).

R E C I T A L S:

A. Seller, FutureWorld Corp. is the one hundred percent (100%) owner of HempTech Corp. which is a Delaware wholly owned subsidiary corporation of FutureWorld Corp. HempTech is a technology company that provides smart sensors and data analysis technology, RFID tracking systems, communication networking and surveillance security. HempTech holds certain intellectual property rights, hardware technology designs and materials, ongoing work product, software, contracts, leases, marketing materials, copyrights, trademarks, branding, business plan, accounts and other tangible and intangible items of value under it. (The “Business”).

B. Buyer desires to purchase from Seller and Seller desires to sell to Buyer all controlling and existing shares of HempTech Corp., and with such Control the purchase by Infrax Systems, Inc. of HempTech Corporation to become a wholly owned subsidiary of Infrax Systems, Inc. (as defined herein) on the terms and subject to the conditions set forth herein.

C. The Parties hereby agree that such Purchase of the controlling interest of HempTech shall cause HempTech to become a wholly owned subsidiary of Infrax, by operation of law. Such purchase shall be made through the share exchange described herein.

D. Closing of this Agreement and the intent of the Parties, is that there shall be a share exchange of Preferred Series A1 Shares by Infrax as purchaser to Seller FutureWorld, in exchange for all assets and shares of HempTech, which shall result in change of control and ownership of HempTech.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Buyer and Seller hereby agree as follows:

Article I

PURCHASE AND SALE OF SHARES AND ASSETS OF HEMPTECH CORP.

The Purchase of all issued and outstanding shares, share rights in whatever form held, or contingent, and all such assets as designated in this agreement is being accomplished for consideration by Infrax to be paid to FutureWorld in the form of Cash and Preferred Series A1 Shares. As such the following disclaimers apply as this Agreement is not an offer to buy or sell securities under all related laws, but instead is an exchange of shares between the two Companies.

THE PREFERRED SHARES OF THE BUYER BEING OFFERED TO THE SELLER, AND THE COMMON SHARES OF THE PURCHASED COMPANY, HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION

OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

IN MAKING AN SALES DECISION OF SUCH SHARES AND ASSETS BOTH THE SELLER MUST RELY ON ITS OWN EXAMINATION OF THE BUYER AND THE TERMS OF THIS AGREEMENT, INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE PREFERRED SHARES BEING OFFERED TO THE SELLER FROM THE BUYER AND THE COMMON AND CONTROL SHARES BEING PURCHASED BY THE BUYER AND BEING SOLD BY THE SELLER AS CONSIDERATION PURSUANT TO THE TERMS OF THIS AGREEMENT ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM AS WELL AS ADDITIONAL RESTRICTIONS BETWEEN THE PARTIES. THE SELLER AND BUYER SHOULD BE AWARE THAT THEY MIGHT BE REQUIRED TO BEAR THE FINANCIAL RISKS OF SUCH EXCHANGE BY THE HOLDING OF THE BUYER’S PREFERRED SHARES AND THE SELLER’S COMMON SHARES OF THE PURCHASED COMPANY FOR AN INDEFINITE PERIOD OF TIME.

1.1              Sale of Assets. Upon the terms and subject to the conditions set forth herein, on the Closing Date (as defined herein), Seller shall sell, convey, transfer, assign, and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of all liens, mortgages, pledges, easements, conditional sale or other title retention agreements, defects in title, covenants or other restrictions of any kind (“Encumbrances”), the following:

(a)                All mailing lists, e-mail addresses, customer lists, supplier lists, trade names, trademarks, service marks and copyrights regardless of whether such trademarks, service marks and copyrights are registered or unregistered and including all goodwill associated with such intellectual property, business procedures, trade secrets, designs, know-how and other proprietary or confidential information of Seller, in each case only to the extent that such items relates to the Business, including but not limited to the trademark, “HempTech”, if available (the “Registered Mark”);

(b)               All websites (and content contained therein), domain names, and URL’s relating to the Business, including but not limited to the domain name of http://www.hemptechcorp.com (the “Domain Names”) to include all content, servers or server contracts, formatting or other related matters;

(c)                All of Seller’s rights, claims or causes of action against third parties, if any, relating to the Purchased Assets and arising out of transactions occurring prior to the Closing Date; and

(d)               All subscriber data for subscribers to Seller through the Closing Date and all associated email addresses and opt-in agreements for subscribers to Seller or its services through the Closing Date;

(e)                All website and email content including third party email service provider accounts, deal rights and deal photos; all merchant databases including merchant contact information, merchant leads and information in the database of the Seller; sales related materials including Google analytics information, Facebook, Twitter and any other social media accounts owned or controlled for or for the benefit of the business; and

(f)                All branded marketing materials, business plans, brochures, executive summaries, including signs, banners, prize wheels, and other printed marketing materials or funding materials of any kind.

(g)               All “Intellectual Property”. Intellectual Property” means all present and future trade secrets, know-how and other proprietary information; trademarks, trademark applications, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights and copyright applications (including copyrights for computer programs) and all tangible and intangible property embodying the copyrights; unpatented inventions (whether or not patentable); patents and patent applications; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

(h)               All corporate books and records in whatever form, to include the original corporate books and records as necessary for standing with any governmental entity, including but not limited to corporate book, corporate seal, banking records, checkbooks, savings books, bonds, collateral assignments, mortgages, deeds, certificates of title to all vehicles, property and chattel, accounting records, accounting work product, accounting information as held in any form including digital or data, or any other necessary matter for operation of the Seller’s business when acquired.

(i)                 All other property to include all Goods, Inventory, Equipment, Fixtures, Instruments, Documents, Accounts, Contracts and Contract Rights, Chattel Paper, Deposit Accounts, Money, Letters of Credit and Letter-of-Credit Rights, Accounts Receivable, Commercial Tort Claims, Securities and all other Investment Property, General Intangibles, Farm Products, all books and records and information relating to any of the foregoing, all supporting obligations, and any and all Proceeds and products of any and all of the foregoing, and as more particularly described on Exhibit A attached hereto.

1.2 Sale of Share Interests. Upon the terms and subject to the conditions set forth herein, on the Closing Date (as defined herein), Seller shall sell, convey, transfer, assign, and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of all liens, restrictions (other than those imposed by securities laws or regulations), pledges, easements, conditional sale or other title retention agreements, defects in title, covenants or other restrictions of any kind (“Encumbrances”), the following:

(a) All issued and outstanding shares of HempTech consisting of one hundred percent (100%) of all such shares, of all classes and designations, whether issued or held in or under any conditions, by any party. All such issued, outstanding or conditional share rights shall be listed as exhibit A to this Agreement. If such shares have not been issued, then all rights to all treasury and unissued shares shall be held within HempTech as a Corporation, owned by Infrax.

(b) All warrants, options, grants of shares or share rights of whatever form held or conditional right to such to be held by any person or entity, shall be surrendered as a matter of obligation by this Agreement as being purchased by Buyer. All such warrants, options, grant rights, and share rights shall be listed on exhibit A to this Agreement and written waivers by such holders of such rights shall be attached and provided before closing, if any exist.

(c) The Seller will provide to the Buyer, ten days before such closing date, a complete share register HempTech Corp. Such share register may take the form of a single amount of such shares shall provide all information of such shares issued and outstanding, the type of shares or share rights, all rights to warrants, options or share rights held, the number of shares, the holder by full name or entity, how held (Jointly, Tenants in Common, JTWROS, etc.), the address of such holder and any other pertinent information to identify such shares or holders of rights or shares being either delivered or cancelled. Such share register shall be provided as part of Exhibit B to this Agreement.

1.3 Excluded Assets. There are no contemplated excluded assets involved in this transaction.

1.4 Effective and Closing Date. Subject to the fulfillment or waiver of the conditions set forth in Article IV, the closing (the “Closing”) shall be consummated on such date as defined herein, occurs, but in no event shall the closing occur later than March 02, 2015. The time and date on which the closing is actually held is sometimes referred to herein as the “Closing Date.” For purposes of this Agreement and its closing, the term “Effective Date” as used herein shall refer to the date of execution of the agreement by the Parties. Such effective date shall be the Closing Date that the Parties execute the matters of purchase, change in control, management, change of ownership, and all other matters both contained in this Agreement, and in the related Management Agreement. Such final transaction will be completely closed by or on the Closing Date, unless extended for such purposes by the Parties.

1.5 Sellers’s Purchase Price Tendered by Buyer.

The initial and binding purchase price for the Purchased Shares and Assets (the “Purchase Price”) shall be initially set at sixty million dollars ($60,000,000). The purchase price shall be paid in combination of ten million dollars ($10M) in cash, payable in a convertible note as exhibit A (Convertible Promissory Note & Securities Purchase Agreement), ten million dollars ($10M) in Common Stock, par value $0.001, and forty million dollars ($40M) in Preferred Shares Series A1 of Infrax Systems, Inc. Such shares shall be considered and termed the “Purchase Shares.” Such shares shall be reserved for issuance to such entity or holding Party as designated by the Seller or unto itself as a corporate holding.

(a)	Purchase Share Amount. Such amount of Purchase Shares to be issued from Infrax will be in the form of Common Stock and Preferred Series A1 shares, which shall have an equivalent value based upon a third party appraisal for the assets being purchased by the buyer. Such share amounts in Common and Preferred Shares shall be and is agreed to be;

1-	746,268,657 shares in Common Stock, par value $0.001.
2-	33,000,000 shares in Preferred Series A1, par value $0.001.

(b)	Terminable Event as to Shares and Purchase. The Purchase Shares shall be subject to cancellation if there is a an interceding event which is either agreed to or occurs to such transaction. All purchased shares and events, and any Purchase Shares shall be subject to and be cancellable by the Seller. See termination clause below.

(c)	Share Restrictions. All such Purchase Shares shall carry with them all rights, restrictions and other material terms as designated by the Buyer as set forth below:

•	Each Preferred Shares Series A1 is convertible to 88.89 shares of Common Shares.
•	Per share value of each Preferred Shares Series A1, par value $0.001, is $1.20 per share.
•	Preferred Shares have registration rights.
•	Preferred Shares, by the order of the Company, may have dividend rights.

Any such further restrictions are not creations of this Agreement, but by operation of law under the Securities Act.

(d)	Seller, in addition to tendering the Purchased Assets to Buyer, will assist in the routing of funds from all sales, bank accounts, accounts receivable, or other receivables, if any, after the Closing Date to the Buyer’s direction, to include transfer of all such rights into the Buyers control as directed.

(e)	Creditor Payments, Release and Indemnification. All creditors to which

Seller is indebted in any fashion shall be listed and made known the Buyer in writing at least five (5) days before Execution Date of this Agreement. Buyer shall not be responsible for any such creditors or payments, and in no way shall any amounts be assumed by the Buyer unless agreed to by the Buyer. If any claims or damages occur then Seller shall indemnify Buyer for all costs, fees, damages, attorney’s fees and other matters involved in settling, defending, or otherwise involved with such claims if Buyer does not accede to such liabilities.

1.6 Seller’s Deliveries. At the Execution Date, Seller shall deliver to Buyer all the following:

(a) All matters contained and listed in Items 1.1 and 1.2 above, and as set forth on all related Exhibits referenced in those paragraphs, to include, and not limited to, complete ownership interest in all such shares, share rights, assets, property, both real and personal, and such other matters set forth herein or on exhibit A attached hereto.

(b) An iinstrument of assignment in proper form as a Bill of Sale, as necessary, if requested by the Buyer shall be supplied by the Seller as necessary for formal transfer of such Assets and Shares being purchased;

(c) A separate form of assignment duly executed and in recordable form with: the registrar for the Domain Names to duly reflect change of ownership of the Domain Names to Buyer as necessary will be provided;

(d) Such other bills of sale, assignments and other instruments of transfer or conveyance as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer;

(e) Duly executed copies of resolutions by the Board of Directors of Seller approving this Agreement and the transactions contemplated herein, together with a certificate from the Chief Executive Officer of Seller that such resolutions remain in full force and effect and have not been modified as of the Closing Date.

(f) The corporate books of such corporation, including any State filings, all articles of incorporation, all bylaws, all amendments to such, all liens, filings against such, any claims, billings, vendor billings disputed, vendor or employee matters including all tax filings for State and Federal filings for such operational period, and any other items designated in this Agreement and all prior due diligence materials. All shares of the Seller shall be delivered and executed to the Buyer in corporate order, along with any and all physical share certificates which are unissued shares in the Seller Corporation. Such delivery of such shares shall occur after payment of said purchase amount under 1.2 (a) above or waiver of such.

(g) All current accounts payable, accounts receivable shall be provided in electronic format through the last closed business month; any threatened or pending lawsuits, or any other material matter with a value over $1,000 to the Corporation upon purchase of such assets shall be disclosed to Buyer at the time of purchase.

In addition to the above deliveries, after Execution Date, Seller shall take all steps and actions as Buyer may reasonably request or as may otherwise be necessary to deliver actual possession or control of the Purchased Assets to Buyer.

1.7 Buyer Other Deliveries. At the time of the Execution Date, Buyer shall deliver to Seller all the following:

(a)	The Purchase Price as described above in Section 1.2 in the form of such preferred shares for issuance of the Purchase Shares shall be designated with the Corporation’s transfer agent for immediate issuance upon the Closing Date. Such shares shall be considered as a matter of contract and law to have been immediately be issued upon execution and closing of the transaction;

(b)	Duly executed copy of the resolutions of the Board of Directors of Buyer approving this Agreement and the transactions contemplated herein, together with a certificate of the CEO of Buyer that such resolutions remain in full force and effect and have not been modified as of the Closing Date;

Article II
REPRESENTATIONS AND WARRANTIES

2.1              Representations of Seller. Seller and Member hereby jointly and severally represent and warrant to Buyer as follows:

(a)                Seller has full authority and capacity to execute, deliver and perform this

Agreement and all of the other documents contemplated hereby to be executed by Seller. The execution, delivery and performance of this Agreement by Seller does not require the consent or authorization of any other person. This Agreement has been duly executed and delivered by Seller and this Agreement is, and each of the other documents upon execution and delivery will be, legal, valid and binding obligations of Seller enforceable in accordance with its terms.

(b) Seller’s Assets and Shares being purchased are in good standing and not subject to any lien, claim or entitlement by any party or by any local, state and Federal authorities, or any governmental or non-governmental agencies, including any registration for all business activities. Such standing includes corporate standing and governance.

(c) There are no known or unknown governmental investigations or enquiries of any kind.

(d) Neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby nor compliance with or fulfillment of the terms, conditions and provisions hereof will conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, or result in the creation or imposition of any Encumbrance upon any of the Purchased Assets under (i) any agreement, instrument, right, restriction, license or obligation to which Seller is a party or any of the Purchased Shares or Assets is subject or by which Seller is bound, (ii) any judgment, order or decree of any state, federal or local court or tribunal to which Seller is a party or any of the Purchased Assets is subject or by which Seller is bound, or (iii) any federal or state law affecting Seller or the Purchased Assets.

(e) Seller has good and marketable title to all of the Purchased Shares and Assets, free and clear of all Encumbrances. Upon delivery to Seller on the Execution Date of the

Purchase Price, Seller will hereby transfer to Buyer good and marketable title to the Purchased Assets, subject to no Encumbrances.

(f) As of the Execution Date, the Purchased Assets are in free title, useable form, good operating condition, usable in the ordinary course of business and in a normal state of repair.

(g) Seller does not have any unpaid and past due debts, claims or liabilities relating to the Shares or Purchased Assets, except for payments due merchants for past deals that have been conducted in the ordinary course of business which would affect the purchase of such assets and shares.

(h) Seller has, in respect of the Business which may be of effect on such assets being sold, filed all tax returns which are required to be filed and has paid all taxes (including sales taxes) which have become due. None of the assets or shares being sold are subject to any matters related to requirements of withholding, social security and other payroll taxes have been collected or withheld, and either paid to the proper governmental entity or set aside in accounts for such purpose. Seller shall take all steps necessary to file any further tax returns it is now or hereafter obligated to file before such closing which may have an effect on such sale before such time of closing. The Seller shall be responsible for all such tax liabilities, including liens against such shares issued for consideration under this Agreement for a period of one year from the date of closing.

(i) There are no lawsuits, claims, proceedings or investigations pending or, to the best knowledge of Seller, threatened against or affecting Seller in respect of the Purchased Assets or Shares nor, to the best knowledge of Seller, is there any basis for any of the same, and there is no lawsuit, claim or proceeding pending in which Seller is the plaintiff or claimant which relates to the Purchased Assets or Shares. Seller shall disclose within five (5) days prior to closing, all threatened, pending, appealed, claims, litigation, threats, demands of any kind over $1,000.00 in value, by identification of such parties, agreements involved, debts, full circumstances of such claims, defenses, counter-claims, third party liabilities for such claims or litigation, or any other material matter which would be an impediment to operations or finances of the purchased assets or shares after such acquisition of such shares and assets occurs resulting in such merger.

(j) The Seller make the following additional representations and warranties and acknowledgements to the Buyer: (i) the Seller is receiving the Securities in the form of the Preferred Series A1 Shares being used for such purpose not with a view towards the public sale or distribution thereof, except pursuant to sales that are exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) and/or sales registered under the Securities Act; (ii) the Seller understands that it must bear the economic risk of this transaction, and by receipt of such shares indefinitely, unless the Securities are converted and registered pursuant to the Securities Act and any applicable state securities or Blue Sky Laws or an exemption from such registration is available; (iii) the Seller understands that the Securities in the form of the Preferred Series A1 Shares have not been registered under the Securities Act and the Buyer is relying upon an exemption from registration under the provisions of the Securities Act that depends, in part, upon their investment intention and the Seller understands that it is the position of the Securities and Exchange Commission (“SEC”) that the statutory basis for such exemption would not be present if the representation merely meant that its present intention was to hold the Securities for a short period, such as the capital gains period of tax statutes, for a deferred sale, for a market rise, assuming that a market develops, or for any other fixed period and that, in the view of the SEC, such seller who receives the Securities in the form of the Preferred Series A1 Shares with a present intent to resell the interest would not be purchasing for investment as required by SEC rules; (iv) the Seller understands that the Securities in the form of the Preferred Series A1 Shares are being offered and provided as consideration pursuant to the terms of this Agreement in reliance upon specific exemptions from the registration requirements of the United States securities laws, and the Buyer is relying upon the truth and accuracy of, and the Seller’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Seller set forth herein without limitation in order to determine the availability of such exemptions and the eligibility of the Seller to accept the Securities in the form of the Preferred Series A1 as consideration pursuant to the terms of this Agreement; (v) the Seller recognizes the highly speculative nature of an of the Securities in the form of the Preferred Series A1 Shares, and represents that it is familiar with the Buyer’s business operations and financial affairs and has been provided with all information pertaining to the Buyer it has requested; (vi) the Seller understands that it may be unable to liquidate the Securities represented by the Preferred Series A1 Shares and that its ability to transfer such Securities is limited; (vii) the Seller understands that the offer and sale of the Preferred Series A1 Securities has not been and is not being registered under the Securities Act or any state securities laws, and such Securities may not be transferred in their present form for sale unless certain transactions with such Preferred Shares occurs, of which the following may be applicable: (1) the transfer is made pursuant to and as set forth in an effective registration statement under the Securities Act covering the Securities or (2) the Seller shall have delivered to the Buyer at the Seller’s expense an opinion of counsel (which opinion shall be in form, substance, scope and law firm acceptable to the Buyer) to the effect that Securities to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; or (3) sold under and in compliance with Rule 144 promulgated under the Securities Act (or a successor rule) (“Rule 144”); or (4) sold or transferred in accordance with applicable securities laws to an affiliate of the Seller who agrees to sell or otherwise transfer the Securities only in accordance with the provisions of Rule 144 and who is an Accredited Investor; (viii) the Buyer is under no obligation to register the Securities under the Securities Act or any state securities laws; (ix) the Preferred Shares Series A1 Securities may not be pledged as collateral in connection with a bona fide margin account or other lending arrangement, unless such pledge is consistent with applicable laws, rules and regulations and at the Seller’s option, the pledgor provides Seller with a legal opinion (which opinion shall be in form, substance, scope and law firm acceptable to the Buyer) that the pledge or other lending agreement is in compliance with applicable state and federal securities laws; (x) the Seller understands that the certificate or other document representing the Preferred Series A1 Share Securities shall bear a restrictive legend, until such time as the securities are converted or changed by action of the issuing entity or at the discretion under rights of the Seller as hold, and that there many need to be an effective registration statement or otherwise may be sold by the Seller and/or any person or entities that the Seller transfers the Securities to under Rule 144(k), in substantially the following form:

“The Preferred Shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state of the United States or in any other jurisdiction. The Preferred Shares represented hereby may not be offered, sold or transferred in the absence of an effective registration statement or other applicable securities laws unless offered, sold or transferred pursuant to an available exemption from the registration requirements of those laws, specifically and including that the transfer of the Preferred Shares is prohibited, other than in compliance with registration under the Securities Act of 1933 or pursuant to an available exemption from registration”

(k) None of the representations or warranties of Seller contained herein, and none of the information referred to in Article III, and none of the other information or documents furnished or to be furnished to Buyer by Seller pursuant to the terms of this Agreement, is false or misleading in any material respect or omits to state a fact necessary to make the statements herein or therein not misleading in any material respect. To the best of Seller’s knowledge, there is no fact that adversely affects or in the future is likely to adversely affect the Purchased Assets in any material respect, which has not been set forth or referred to in this Agreement.

2.2              Representations of Buyer. Buyer hereby represents and warrants to Seller as follows:

(a)                Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and registered to do business in the State of Florida. Buyer has full corporate power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Buyer has been duly authorized and approved by Buyer and does not require any further authorization or consent of Buyer. This Agreement has been duly authorized, executed and delivered by Buyer and is the legal, valid and binding obligation of Buyer enforceable in accordance with its terms.

(b)               Neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby nor compliance with or fulfillment of the terms, conditions and provisions hereof will conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, or result in the creation or imposition of any Encumbrance upon any of its assets under (i) the charter or operating agreement of Buyer, (ii) any agreement, instrument, right, restriction, license or obligation to which Buyer is a party or any of its assets is subject or by which Buyer is bound, (iii) any judgment, order or decree of any state, federal or local court or tribunal to which Buyer is a party or any of its assets is subject or by which Buyer is bound, or (iv) any federal or state law affecting Buyer or its assets.

Article III
CONDITIONS PRECEDENT TO BUYER’S PERFORMANCE

3.1              Conditions. The obligations of Buyer to purchase the Purchased Assets and Shares under this Agreement are subject to the satisfaction, at or before the Closing Date, of all the conditions set out herein and below in this Article IV, unless waived by Buyer in writing on or prior to either the Execution Date or the Closing Date as applicable to such documentation in the Buyers.

3.2              No Misrepresentation or Breach of Covenants and Warranties. There shall have been no breach by Seller in the performance of any of its covenants and agreements herein. Each of the representations and warranties of Seller contained in this Agreement shall be true and correct on both the Execution Date and the Closing Date as through made on the each date as applicable.

3.3              No Changes or Destruction of Property. Between the Execution Date and the Closing Date, there shall have been (a) no material adverse change in the Purchased Assets, and (b) no material damage to the Purchased Assets by fire, flood, casualty, act of God or the public enemy or other cause, regardless of insurance coverage for such damage.

3.4              No Restraint or Litigation. No action, suit, investigation or proceeding shall have been instituted or threatened to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

Article IV
TERMINATION, FURTHER ASSURANCES AND INDEMNITY

4.1              Termination. This Agreement shall terminate, unless waived in writing by the Buyer, upon the following events:

(a)                Court Order or order of a governmental entity for the Seller business to cease operations.

(b)               By entry or filing of a bankruptcy action, receivership, or claim in any form from another party in the Bankruptcy Courts of the United States, or in any similar state bankruptcy action, whether first or third party.

(c)                By material misrepresentation or omission of the standing, condition, and situation of HempTech or any of its assets which would materially devalue the purchase by the Company.

(d)               Any undisclosed material matter of litigation, accounting, former account status, audited status or attempts, condition of assets and business or any other matter which would materially devalue the purchase being made by the Buyer, in its sole discretion.

4.2

4.2 Methods of Termination. This Agreement may be terminated in writing, certified delivery to the other parties, which may include email delivery which is acknowledged, in the following manners:

(a)                By mutual consent of Buyer and Seller in writing; and

(b)               By written notice of Buyer to Seller if any condition to the obligations due to Buyer as set forth in Article II is not satisfied or likely to be satisfied on or before Closing by Seller. As such reasonable effort at matters required by the Buyer for all reasonable due diligence shall be satisfied, or materially attempted in the sole discretion of the Buyer.

(c)                Such period of time shall be extended upon mutual agreement, in writing of the Parties including such period beyond the closing period as necessary.

(d)               Post-Execution Date, such termination or terminable event to include the rise any condition of termination of any kind must be notified to the Buyer in writing by certified delivery within five (5) business days.

4.3              Procedure upon Termination. In the event of termination pursuant to Section 4.1 hereof, this Agreement shall terminate without further action by either of Buyer and Seller hereto. If this Agreement is terminated as provided herein:

(a)                Each party will return all documents and other material relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same; This shall include the cancellation of all such preferred shares being issued as the Purchase Shares.

(b)               All such assets and matters subject to the Agreement shall be returned to the other party, by right title and interest, and both Parties returned to their former condition.

(c)                Neither Buyer nor Seller shall be under any liability to the other party hereto by reason of this Agreement, its negotiation or its said termination, whether for costs, expenses, damages or otherwise; provided, however, nothing herein shall relieve any party from liability for its intentional misrepresentations or omissions or intentional breach of its obligations hereunder, in which case, the non-defaulting party shall have the right to recover any and all damages it has sustained. In the event of the execution of the purchase of some or all of the Purchased Assets, then the remaining obligations of the parties shall survive the execution of such transactions.

4.4              Further Assurances. Seller shall, from time to time after the Execution Date when so requested by Buyer, perform, execute, acknowledge or deliver or cause to be performed, executed, acknowledged or delivered, all such further acts, deeds, assignments, transfers, conveyances and assurances as may be required for assigning, transferring, granting, conveying, selling, assuring and confirming to Buyer and its successors and assigns, and for aiding and assisting in reducing to possession, the Purchased Assets transferred to Buyer as herein contemplated.

4.5              Indemnity.

(a)                Seller shall jointly and severally (subject to the limitations set forth herein) indemnify, save and keep harmless Buyer and its successors and permitted assigns against and from all Losses and Expenses sustained or incurred by Buyer resulting from or arising out of or by virtue of: (a) any inaccuracy in or breach of any representation and warranty made by Seller in this Agreement; and (b) any breach by Seller of, or failure by Seller to comply with, any of its covenants or obligations under this Agreement. Buyer shall save and keep harmless Seller and their successors and permitted assigns against and from all Losses and Expenses sustained or incurred by any of them resulting from or arising out of or by virtue of: (a) any inaccuracy in or breach of any representation and warranty made by Buyer in this Agreement; and (b) any breach by Buyer of, or failure by Buyer to comply with, any of its covenants or obligations under this Agreement. Any indemnification obligation provided for in this Section 4.5 shall terminate one (1) year after the Closing Date. Such indemnification shall include immediate representation through provision of reasonable attorney’s fees and costs to be incurred in defense of such claims as necessary, even without the filing or existence of actual litigation. The Company may, if such fees are not paid within ten (10) days of such demand, lien such shares which exist for such persons of the Company’s stock which was issued for such consideration which would reasonably cover such fees based upon a market rate for such stock at the time of the calculation.

(b)               “Losses” as used herein means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges. “Expenses” as used herein shall include all expenses incurred by Buyer for court costs, legal fees, filing fees and other professional fees. Seller shall conduct and control, through counsel of its choosing, the defense, compromise or settlement of any third person claim, action or suit against Buyer for which Buyer is entitled to indemnification hereunder, provided that Seller shall not pay, compromise or settle any such claim, action or suit without the written consent of Buyer (which consent shall not be unreasonably withheld). However, Buyer shall be entitled to participation of its own counsel designated for overseeing and participation of such defense, compromise or settlement, with such legal fees and costs to be incurred for such Buyer’s counsel’s participation which is to be paid by the Seller.

4.6              Sales Tax. Any sales, use, or transfer tax directly attributable to the sale or transfer of the Purchased Assets shall be paid by Seller.

Article V
MISCELLANEOUS

5.1              Expenses. Each of the parties shall pay all of their respective costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and related documents and in Execution and Closing and carrying out the transactions contemplated by this Agreement.

5.2              Headings. The subject headings of the sections and subsections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

5.3 Press Releases and Publication. Any publication or press releases of this transaction or any earlier agreement of such transaction shall be under joint approval of the Parties, with submission and final execution under the control of Infrax Systems.

5.4 Modification and Waiver. This Agreement, and the Exhibits attached hereto, constitute the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver. Such writings must be delivered via certified delivery, which may include email delivery, if such email is acknowledged by the other Party.

5.5 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and such counterparts may be exchanged by facsimile or electronic delivery, with the original to be exchanged by overnight mail or other delivery. Non-receipt of the original is not grounds for cancellation or termination.

5.6 Rights of Parties. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over against any party to this Agreement.

5.7 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given, delivered and received (a) when delivered, if delivered personally by a commercial messenger delivery service with verification of delivery, (b) one business day after delivery to a private courier service, when delivered to a private courier service providing documented overnight service, (c) on the date of delivery if delivered by email and electronically confirmed before 5:00 p.m. (local time) on any business day, or (e) on the next business day if delivered by email and electronically confirmed either after 5:00 p.m. (local time) or on a non-business day, in each case addressed as follows:

To Seller at:	FutureWorld, Corp. Attn: Sam Talari 3637 4th Street North Saint Petersburg, FL 33704

To Buyer at:	Infrax Systems, Inc. Attn: John Verghese Saint Petersburg, FL

Any party may change its address for purposes of this paragraph by giving the other party written notice of the new address in the manner set forth above.

5.9 Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Florida. Any dispute with respect to the subject matter of this Agreement shall be litigated in the Sixth Circuit Court in and for Pinellas County,

Florida. The prevailing party in any such action shall be entitled to reimbursement of its reasonable legal fees and costs associated with such action.

5.10 Successors and Assigns. The rights of Seller and Buyer under this Agreement shall not be assignable without the written consent of the other Party. This shall include no right to assignment of such shares to any other party without the consent of the Buyer during the first year of after closing.

5.11 Construction. This Agreement shall be construed without regard to the identity of the persons who drafted its various provisions; each and every provision of this Agreement shall be construed as though all of the parties participated equally in the drafting of the same, and any rule of construction that a document is to be construed against the drafting party shall not be applicable to this Agreement.

5.12 Survival. All representations, warranties, covenants and obligations, contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement and shall terminate on the first anniversary of the Closing Date, unless otherwise specified.

IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the day and year first above written.

SELLER: FutureWorld Corp.

By: /s/ Sam Talari
Sam Talari, CEO
Date: 02/27/2015

BUYER: Infrax Systems, Inc.

By: /s/ John Verghese
John Verghese, Vice President
Date: 02/27/2015